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                      JOHN HANCOCK VARIABLE SERIES TRUST I

                           PLAN PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

This Plan (the "Plan") is adopted by John Hancock Variable Series Trust I (the "Trust") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") and describes the material aspects of the financing by the Trust of distribution of the classes of securities specified herein that have been or may be issued by any separate series of the Trust ("Funds") in connection with variable annuity and variable life insurance contracts ("Contracts"). This Plan is intended to allow the Trust to finance such distribution expenses in a manner permitted by Rule 12b-1 under the 1940 Act ("Rule 12b-1"), subject to the requirements and conditions imposed by that rule, and provides for the payment of "service fees" as defined under Rule 2830 of the National Association of Securities Dealers, Inc. ("NASD"). This Plan may be revised or amended from time to time as provided below.

                                 Rule 12b-1 Fees

Each Fund designated on Schedule A hereto ("Participating Fund") is authorized to pay on behalf of certain of its below-listed classes of shares, a fee (a "Rule 12b-1 Fee") to the principal underwriter and distributor of the shares of the class to which the fee is charged. The rate of the Rule 12b-1 Fee, as an annual percentage of the average daily net assets attributable to each such class that is subject to a 12b-1 Fee, is up to:

                       --------------------------------
                       NAV class                     .0%
                       --------------------------------
                       Series I                     .40%
                       --------------------------------
                       Series II                    .60%
                       --------------------------------

The Trust's principal underwriter and distributor of Series I and Series II classes of shares, Manulife Financial Securities LLC or its successor (the "Series Distributor"), may waive, or reimburse the applicable Participating Fund for any such fees, and a Participating Fund may pay an amount less than that called for by the above stated rates; provided that the Trust's Board of Trustees determines that no such waiver, reimbursement or other payment of less than the amount called for by the above stated rates causes this Plan to be less than reasonably likely to benefit the Trust, each Participating Fund, and each class of each Participating Fund's shares. All payments of Rule 12b-1 Fees shall be pursuant to a written agreement as described under "Rule 12b-1 Payment Agreements," below. Each such agreement shall be as approved from time to time by (a) the Trust's Board of Trustees and (b) the Independent Trustees, as defined below, in the manner required by Rule 12b-1 for such agreements.

The Rule 12b-1 Fee charged to a class of any Participating Fund's shares shall not be used to finance expenses of any shares of any other class or any other Fund.

Rule 12b-1 Fees shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

                Purposes to Which Rule 12b-1 Fees May be Applied

To the extent consistent with applicable laws, regulations and rules, the Series Distributor may use the proceeds of Rule 12b-1 Fees from any class of a Participating Fund's shares as follows:

(i) For payment of any expenses primarily intended to result in the sale or distribution of that class of that Fund's shares including, but not limited to, the following:

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     (a)  compensation to and expenses of employees of the Series Distributor or an affiliated insurer, including overhead and telephone expenses, who engage in the distribution of that class of that Fund's shares in connection with the distribution of Contracts under which that class of that Fund's shares is an investment option;

     (b) printing and distributing Fund prospectuses, statements of additional information and reports to prospective investors (through Contracts) in that class of that Fund's shares;

     (c) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Contracts under which that class of that Fund's shares is an investment option;

     (d) expenses relating to the development, preparation, printing, mailing and publication of advertisements, sales literature and other promotional materials describing and/or relating to that class of that Fund's shares or Contracts under which that class of that Fund's shares is an investment option;

     (e) expenses of holding seminars and sales meetings designed to promote the distribution (through Contracts) of that class of that Fund's shares;

     (f) expenses of obtaining information from and providing explanations to owners (or potential owners) of Contracts under which that class of that Fund's shares is an investment option, regarding that Fund's investment objectives and policies and other information about the Fund, including the performance of the Fund;

     (g) expenses of training sales personnel regarding that class of that Fund's shares; and

     (h) expenses of compensating sales personnel in connection with the allocation of cash values and premiums under Contracts to that class of that Fund's shares.

(ii) For any expenses relating to shareholder or administrative services for holders of that class of a Fund's shares or owners of Contracts funded in insurance company separate accounts that invest in such shares;

(iii) For the payment of "service fees" that come within Rule 2830(d)(5) of the Rules of Fair Practice of the NASD; provided, however, that any "service fee" component of the Rule 12b-1 Fees shall be no greater than .25% of average daily net assets. The Series Distributor may reallocate all or a portion of the service fee it receives to one or more affiliated or unaffiliated parties that have agreed to provide to beneficial owners of Series I and Series II shares those services encompassed by the term "personal service and/or the maintenance of shareholder accounts" as defined in Rule 2830(d)(5) of the Rules of Fair Practice of the NASD.

Without limiting the foregoing, the Series Distributor may pay all or part of the Rule 12b-1 Fees from a Participating Fund to one or more affiliated and unaffiliated insurance companies that have issued Contracts for which that Fund serves as an investment vehicle as compensation for providing some or all of the types of services described in the preceding paragraph; this provision, however, does not obligate the Series Distributor to make any such payments of Rule 12b-1 Fees and does not limit the use that the Series Distributor may make of the Rule 12b-1 Fees it receives to such payments.

(iv) If only part of any of the activities or expenses listed in above subsections (i), (ii) or (iii) (or of any other expenses or activities) is intended to result in sales of (or services to) a class of a

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Fund's shares, the Series Distributor may make a reasonable apportionment thereof, so as to apply Rule 12b-1 Fees borne by that class of that Fund's shares to the portion of such activities or expenses that pertains to the distribution of (or services to) that class of that Fund's shares; provided that any such apportionment shall be made pursuant to written policies and procedures.

                         Approvals; Participating Funds

Neither this Plan nor any agreement related to this Plan shall take effect as to any class of any Fund's shares until it has been approved as to that class of that Fund by votes of the majority of (a) the Trustees, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan (or said agreement, as the case may be) and, to the extent required pursuant to Rule 12b-1 for any future Participating Fund, (c) shareholders of that Fund.

This Plan shall continue in effect as to any class of a Participating Fund's shares for a period of more than one year after it takes effect as to that class of that Fund only so long as such continuance is specifically approved as to that class of that Fund at least annually in the manner provided for approval of this Plan in the paragraph immediately preceding this one.

                               Reports to Trustees

The Series Distributor shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts of Rule 12b-1 Fees expended for each class of each Fund, the recipients of the Rule 12b-1 Fees expended by the Series Distributor or by affiliated and unaffiliated insurance companies, and the purposes for which such amounts were expended; provided, however, that the Series Distributor shall, in a Rule 12b-1 Payment Agreement, authorize John Hancock Life Insurance Company to deliver these reports on the Series Distributor's behalf, if the Trustees so request.

These reports shall also include such information about expense apportionments or allocations, fee or expense waivers for any classes, and differences in shareholder voting patterns as among different classes of the same Fund, and other pertinent matters as the Trustees may reasonably request.

                          Rule 12b-1 Payment Agreements

All agreements related to this Plan shall be in writing and shall provide:

     (a) that such agreement shall continue in effect with respect of any class of a Participating Fund's shares for a period of more than one year after it takes effect only so long as such continuance as to that class of that Fund is specifically approved at least annually in the manner provided for approval of this Plan above;

     (b) that the parties to such agreement will furnish such information as may be reasonably necessary (1) to evaluate any plan adopted by the Trust under Rule 18f-3 of the 1940 Act, in connection with any vote referred to in paragraph
(d) of that rule or (2) to an informed determination of whether this Plan or any agreement related to this Plan, or any revision thereto, should be approved or continued;

     (c) that such agreement may be terminated at any time with respect to any class of a Participating Fund's shares, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing that class of that Fund's shares, on 60 days' written notice to any other parties to the agreement;

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     (d)  that such agreement shall terminate automatically in the event of its assignment; and

     (e) that a Participating Fund's obligations under such agreement are not binding upon any of the Trust's Trustees, shareholders, officers, employees, or agents individually, or upon any of its other Funds, but are binding only upon the assets and property of the respective class of the Participating Fund.

A Rule 12b-1 payment agreement may be in the form of a separate agreement or may be incorporated into another agreement, such as, for example, any agreement that appoints the recipient of Rule 12b-1 Fees as a principal underwriter of the Trust.

                            Termination and Amendment

This Plan may be terminated at any time with respect to any class of a Participating Fund's shares by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing that class of that Fund's shares.

This Plan may not be amended to increase materially the amount of Rule 12b-1 Fees permitted to be charged to any class of a Participating Fund's shares, as set out in the table above, without approval by a vote of at least a majority of the outstanding voting securities representing that class of that Participating Fund, as well as approval in the manner provided above for approval of this Plan.

                                   Definitions

As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the United States Securities and Exchange Commission.

Adopted as of March 24, 2004

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                      JOHN HANCOCK VARIABLE SERIES TRUST I

                                   Schedule A
                                       to
                           Plan Pursuant to Rule 12b-1
                           (As adopted March 24, 2004)

                           LIST OF PARTICIPATING FUNDS
                           ---------------------------

International Equity Index Fund